Exhibit 99.1

LightPath Technologies, Inc. Announces

Second Quarter Fiscal 2007 Financial Results

For Immediate Release

(February 15, 2007) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the second quarter of its 2007 fiscal year and the six months ended December 31, 2006. Gross margin percentage in the second quarter of fiscal 2007 improved to 32%, compared to the second quarter of fiscal 2006 when gross margin percentage was 25%. For the first six months of fiscal 2007 gross margin improved to 28% compared to 23% for the same period in the prior fiscal year. The primary reason for these improved results comes from the move to the Company’s Shanghai manufacturing facility, which contributed more than 50% of the production of molded optics in the second quarter of fiscal 2007. The Company is continuing to invest in equipment and facilities for that site which management believes will continue to achieve both cost reduction and new growth opportunities.

For the second quarter of fiscal 2007 and the six months ended December 31, 2006, sales increased by 28% to $3.79 million and by 45%, to $8.18 million, respectively, compared to the same periods in the prior year. In second quarter of fiscal 2007 orders activity in the communications market has slowed down compared to the first quarter of fiscal 2007. This appears to be due to customers delaying order ship dates or placing reduced new orders, a trend which may continue into the quarter ending March 31, 2007. Our Disclosure Backlog, (as defined in our Annual Report on Form 10-K for June 30, 2006), was $2.6 million at December 31, 2006 compared to $3.0 million at December 31, 2005. As discussed in the last quarter release, a majority of delinquent backlog was shipped during the first quarter of fiscal 2007.

Financial Quick Reference

(In millions, except for per share data)	Three Months Ended December 31,		Six Months Ended December 31,
Unaudited	2006	2005	2006	2005
Total revenues	$3.79	$2.95	$8.18	$5.66
Total costs and expenses	$4.16	$3.58	$9.02	$7.10
Net loss	$(0.34)	$(0.62)	$(0.80)	$(1.42)
Net loss per share	$(0.08)	$(0.17)	$(0.18)	$(0.39)
Decrease in cash and cash equivalents	$(0.71)	$(0.11)	$(1.33)	$(0.84)

(In millions)	December 31, 2006	June 30, 2006
Cash and cash equivalents	$2.43	$3.76

Detailed comments about the second quarter of fiscal 2007: For the quarter ended December 31, 2006, the Company reported total revenues of $3.79 million compared to $2.95 million for the same quarter of the previous fiscal year, for an increase of 28%. Net loss for the quarter was $0.34 million, or $0.08 per share. Our gross margin percentage in the second quarter of fiscal 2007 improved to 32%, compared to the same quarter of fiscal 2006 when it was 25%. While we are experiencing improved margins due primarily to lower material costs, better utilization of our manufacturing plant and higher volumes of product sales, our efforts to improve margins remain a major focus. SG&A expenses increased from $1.12 million in the second quarter of fiscal 2006 to $1.28 million in the second quarter of fiscal 2007, largely due to increased costs incurred at our China facility, sales commissions and recruitment costs. This increase in SG&A expenses was partially offset by decreased insurance, legal and travel costs. New Product Development expenses increased to $0.28 million in the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006 when it was $0.24 million, a result of slightly higher personnel and new product materials costs.

Detailed comments about the first six months of fiscal 2007: For the first six months of fiscal 2007, ended December 31, 2006, the Company reported total revenues of $8.18 million compared to $5.66 million for the comparable period of the previous fiscal year, for an increase of 45%. Net loss for the first six months of fiscal 2007 was $0.80 million, or $0.18 per share, an improvement of $0.63 million over the loss of $1.42 million in last fiscal year’s comparable period. Gross margin in the first six months of fiscal 2007 increased $0.98 million, or 28%, up from 23% in the comparable prior period. While we have seen margin improvements over the past four and one-half years, due to higher sales volumes that have increased plant utilization rates, we still have the challenge of improving our process yields to improve margins. SG&A expenses increased from $2.20 million in the first six months of fiscal 2006 to $2.56 million in the first six months of fiscal 2007 due primarily to increases in sales commissions, which were partially offset by decreased insurance costs. New Product Development expenses increased from $0.50 million during the first six months of fiscal 2006 to $0.54 million in the first six months of fiscal 2007. The increase was due primarily to increased compensation costs for additional optical engineers and materials for product development work, which are expensed in the period they are incurred.

Cash Status: The Company is continuing to invest in equipment and facilities for its Shanghai location which management believes will achieve both cost reductions and growth opportunities. For the quarter ended December 31, 2006, net cash declined by $0.71 million compared to a decrease of $0.11 million in the comparable quarter of the prior year. The cash was used to pay down current liabilities and invest in new capital equipment. For the six months ended December 31, 2006 net cash has declined $1.33 million compared to a decrease of $0.84 million in the same period of the prior year.

Comments: Ken Brizel, President and CEO of LightPath, stated “As we stated in our preliminary release, we increased our shipments by 28% this quarter over last fiscal year and maintained a very low delinquency rate in our shipments. The manufacturing team shifted more than 50% of our molded production to our Shanghai location, which helped reduce costs and increase production volume. Primarily due to these efforts we have increased our gross margin and our manufacturing capacity. The communications industry orders slowed during this quarter and, as a result, the disclosure backlog was down from the prior quarter. As we continue to grow other new market opportunities, communications will continue to be a smaller part of our business.”

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on February 15, 2007 to discuss details regarding the company's performance for the second quarter and six months of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Dorothy Cipolla, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

	(unaudited)
	December 31,	June 30,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$2,433,685	$3,763,013
Trade accounts receivable, net of allowance of $152,165 at December 31, 2006 and $85,800 at June 30, 2006	2,004,605	1,891,024
Inventories	1,625,951	1,876,793
Prepaid expenses and other assets	97,112	145,349

Total current assets	6,161,353	7,676,179
Property and equipment - net	1,553,279	1,172,651
Intangible assets - net	249,039	265,473
Other assets	57,306	59,731

Total assets	$8,020,977	$9,174,034

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,079,636	$1,668,683
Accrued liabilities	272,921	236,501
Accrued payroll and benefits	398,551	514,424
Notes Payable, current portion	147,657	270,710
Capital lease obligations, current portion	15,236	14,255

Total current liabilities	1,914,001	2,704,573

Capital lease obligation, excluding current portion	32,066	39,937
Notes payable, excluding current portion	295,313	—

Total liabilities	2,241,380	2,744,510
Stockholders’ equity:
Common stock: Class A, $.01 par value, voting;
34,500,000 shares authorized; 4,493,653 and 4,468,588 shares issued and outstanding at December 31, 2006 and
June 30, 2006, respectively	44,936	44,686
Additional paid-in capital	196,213,746	196,064,721
Accumulated deficit	(190,479,085)	(189,679,883)

Total stockholders’ equity	5,779,597	6,429,524

Total liabilities and stockholders’ equity	$8,020,977	$9,174,034

LIGHTPATH TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended December 31,		Six months ended December 31,
	2006	2005	2006	2005
Product sales, net	$3,789,312	$2,954,246	$8,175,635	$5,656,282
Cost of sales	2,589,384	2,210,436	5,902,582	4,360,756

Gross margin	1,199,928	743,810	2,273,053	1,295,526

Operating expenses:
Selling, general and administrative	1,284,399	1,120,120	2,559,175	2,202,683
New product development	276,232	244,650	541,479	499,823
Amortization of intangibles	8,217	8,410	16,434	43,102
Gain on sales of assets	—	(3,480)	—	(9,134)

Total costs and expenses	1,568,848	1,369,700	3,117,088	2,736,474

Operating loss	(368,920)	(625,890)	(844,035)	(1,440,948)

Other income
Investment and other income, net	24,587	7,756	44,833	15,182

Net loss	$(344,333)	$(618,134)	$(799,202)	$(1,425,766)

Loss per share (basic and diluted)	$(0.08)	$(0.17)	$(0.18)	$(0.39)

Number of shares used in per share calculation	4,493,497	3,695,644	4,492,507	3,695,644